Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:

Teresa Fausti	Helen Chung
Clearwire	Clearwire
425-216-4556	425-216-4551
teresa.fausti@clearwire.com	helen.chung@clearwire.com
CLEARWIRE COMPLETES ACQUISITION OF AT&T MOBILE WIMAX SPECTRUM
KIRKLAND, Wash., May 31, 2007 - Clearwire Corporation (NASDAQ: CLWR) today announced the completion of its acquisition of all the 2.5 GHz wireless broadband spectrum previously owned or controlled by AT&T Inc. (NYSE: T) and the former BellSouth.
With this acquisition and assuming closing of other pending spectrum purchases, Clearwire’s U.S. spectrum holdings increased to approximately 14.0 billion MHz-POPs, covering an estimated 223 million people with varying depths of spectrum. In addition, Clearwire holds approximately 8.7 billion MHz-POPs of spectrum in Europe, covering approximately 199 million people. Clearwire holds one of the world’s largest portfolios of next-generation wireless broadband spectrum in the frequency bands identified by the mobile WiMAX standard.
About Clearwire
Clearwire, founded in October 2003 by Craig O. McCaw, is a provider of reliable, wireless high-speed Internet service. Headquartered in Kirkland, Wash., the company launched its first market in August 2004 and now offers service in 38 U.S. markets, covering approximately 9.4 million people in more than 400 municipalities in Alaska, California, Florida, Hawaii, Idaho, Minnesota, Nevada, North Carolina, Oregon, Texas, Washington and Wisconsin in the United States, as well as 1.2 million people in Ireland and Belgium. In addition, wireless high-speed Internet services are offered in Mexico and Denmark by Clearwire’s partners, MVS Net and Danske Telecom. For more information, visit www.clearwire.com.
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Forward-Looking Statements
This release contains forward-looking statements which are based on current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, the Company’s expectations regarding: future financial and operating performance and financial condition; plans, objectives and strategies; product development; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in our Form 10-Q filed on May 15, 2007. Clearwire assumes no obligation to update or supplement such forward-looking statements.